Exhibit 99.1

March 16, 2016

James R. Soss

San Francisco, CA

Dear Jim:

Subject to the requisite Board of Directors’ approvals as we have discussed, I am pleased to offer you a position with YuMe, Inc. (the “Company”), as its Executive Vice President, General Manager, North America. If you decide to join us, you will receive a yearly salary of $275,000.00 which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You will also be eligible for an annual cash bonus, subject to the achievement of performance objectives. The specific objectives and structure will be provided within the first sixty (60) days of employment. Your annual discretionary target bonus is up to 50% of your annual salary (the “Bonus”), and such Bonus is subject to the terms and conditions of the Company’s relevant Cash Incentive Plan. As an employee, you are also eligible to receive certain employee benefits pursuant to the terms of Company benefit plans as they may exist from time to time. You should note that the Company may modify salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join us, it will be recommended to the Compensation Committee of the Board of Directors that, following your start date, the Company grant you an option to purchase 295,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant. Twenty five percent of the Shares subject to the option shall vest 12 months after the date your vesting begins, no shares shall vest before such date, and no rights to any vesting shall be earned or accrued prior to such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts, subject to your continuing eligibility.

For so long as you meet the eligibility requirements of the Company’s Executive Severance Plan, you will be entitled to participate in such plan as it may exist from time to time, a current copy of which is attached hereto. You will also be eligible for other benefits in effect from time to time and generally available to Company executive employees at your level.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements (including those relating to your prior employment) that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. You understand that the existence of any agreement that could affect your eligibility to be employed by the Company or limit the manner in which you may be employed that has not been disclosed to us prior to the date of this letter constitutes grounds for termination. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

As a Company employee, you will be expected to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

As a condition of your employment, you will also be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be a date that is mutually acceptable and no later than March 16, 2016. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company CEO and you. This offer of employment will terminate if it is not accepted, signed, and returned by March 16, 2016.

We look forward to your favorable reply and to working with you at YuMe, Inc.

Sincerely,

/s/ Paul T. Porrini

Paul T. Porrini

EVP General Counsel & Secretary

Agreed to and accepted:

Signature:             /s/ James R. Soss

Printed Name:     James R. Soss

Date:      March 16, 2016

Enclosures:

At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement

Background Check Authorization

Executive Severance Plan (Eff February 13, 2015)

I-9

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